Exhibit 10.1

2009 BRUNSWICK PERFORMANCE PLAN (BPP)
SUMMARY TERMS AND CONDITIONS

Purpose	Reward achievement of annual goals
Eligibility	Key managers and above identified on an individual basis.
Performance Period	Fiscal year.
Performance Measures	Funding based 100% on level of corporate-wide operating cash on hand as of the end of the performance period.
Funding Review and Approval
The following steps will be taken to review and approve funding:

▪ CFO will review actual results quarterly to evaluate established accruals.
▪ CEO will review performance at end of performance period and recommend funding to Human Resource and
   Compensation Committee as appropriate.
▪ Human Resources and Compensation Committee will review and approve funding as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percent of salary and covered salary (actual paid for year).

Individuals must be employed at the end of the performance period to receive an award, except those terminating due to death or permanent and total disability will be eligible to receive individual awards.

Timing and Form of Award Payments
In 2010 after financial results are confirmed and appropriate approvals are obtained.  Payment may be made in cash, shares of Brunswick common stock, or in a combination of cash or stock, as determined by the Committee.

Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Committee.

Additional
Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Corporation for any reason at any time.